EXHIBIT 10.1

AMENDMENT NO. 1 TO

INDEMNIFICATION TRUST AGREEMENT

AMENDMENT NO. 1 TO INDEMNIFICATION TRUST AGREEMENT, dated September 5, 2006 (this “Amendment”), among Medtronic, Inc., a Minnesota corporation (“Grantor” or the “Company”), and, Wells Fargo Bank, National Association, as trustee (the “Trustee”), and Terrance L. Carlson, as the representative of the Beneficiaries (the “Beneficiaries’ Representative”).

PRELIMINARY STATEMENT

Grantor established a trust to be a non-exclusive source of indemnification for the Grantor’s directors and officers who are eligible for such indemnification as stated in the Trust (as defined in the Indemnification Trust Agreement (the “Agreement”) dated April 29, 2004 among Grantor, the Trustee and the Beneficiaries’ Representative) as it is in effect from time to time. Grantor desires to increase the amount of the Indemnity Trust to a total amount not to exceed $100 million.

NOW, THEREFORE, the Agreement is hereby amended for the purposes and upon the terms and conditions hereinafter stated, and Grantor, the Trustee and the Beneficiaries’ Representative on behalf of the representatives agree as follows:

1.            Amendment to Section 1.1.    Section 1.1 of the Agreement entitled “Certain Defined Terms” is hereby amended as follows:

1.1         The definition of the term “Agreement” as set forth in Section 1.1 of the Agreement is hereby amended to read in its entirety as follows:

“Agreement” has the meaning given in the Preamble, as amended from time to time.

1.2	Section 1.1 is also amended to include the following definition:

“Fund Amount” has the meaning specified in Section 4.2.

2.            Restatement of Section 4.2.   Section 4.2 of the Agreement entitled “Opening Amount” is hereby replaced in its entirety by the following text:

4.2          Opening Amount; Fund Amount.   Concurrently with the establishment of the Trust, Grantor is delivering to the Trustee the sum of $50 million in cash (the “Opening Amount” and, subject to an increase of such designated amount by amendment to this Agreement, the “Fund Amount”), the receipt of which is hereby acknowledged by the Trustee, to be held IN TRUST in accordance with the terms of this Agreement. From time to time, Grantor and the Beneficiaries’

Representative may amend the Trust to provide for an increased amount to thereafter be the Fund Amount. Concurrently with such amendment or soon thereafter, Grantor shall deliver to the Trustee additional amounts in cash such that the value of the Trust shall on or about the date of such amendment equal the Fund Amount, to be held IN TRUST in accordance with the terms of this Agreement. The Company is responsible for maintaining the amount of the Trust Fund through additional contributions thereto, if necessary, made within ten (10) Business Days of each December 31 during the term of the Trust, commencing with December 31, 2004, so that the market value of the Trust Fund as of each December 31 (together with the amount of additional contribution, if any, made with respect to such December 31) shall be no less than the Fund Amount of the Trust, provided, however, that the Company shall have no obligation to contribute to the Trust for so long as the Trust Fund is within 5% of the Fund Amount. Nothing contained herein shall preclude Grantor from making additional contributions of funds from time to time to the Trustee to be held IN TRUST as part of the Trust Fund.

3.            Restatement of Section 4.4.   Section 4.4 of the Agreement entitled “Income Surpluses” is hereby replaced in its entirety by the following text:

4.4          Income Surpluses.   If (i) the market value of the Trust Fund on any December 31, during the term of the Trust, commencing with December 31, 2004, shall exceed the greater of (x) the Fund Amount in place at such time, and (y) the amount held in the Trust Fund immediately following the then most recent additional contribution to the Trust Fund, if any, made by Grantor pursuant to the last sentence in Section 4.2 (such excess amount is referred to as the “Income Surplus”), and (ii) there shall not be any claim then pending upon the Trust for an Expense Advance or indemnification of a Loss as of such December 31, the Trustee shall pay to Grantor from the Trust Fund on the tenth (10th) Business Day following such December 31, an amount equal to such Income Surplus. If as of any December 31, there is either (1) no Income Surplus, or (2) a claim pending upon the Trust for an Expense Advance or indemnification of a Loss, no amount shall be paid to Grantor under this Section 4.4 in respect of such December 31.

4.            Total Amount.   The Fund Amount under the Agreement is hereby increased to $100 million.

5.            Restatement of Section 8.6.   Section 8.6 of the Agreement entitled “Notices, Consents and Other Communications” is hereby replaced in its entirety by the following text:

8.6          Notices, Consents and Other Communications.   All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed duly given (i) if delivered by hand and signed for by the party addressed, on the date of such delivery, (ii) if sent by facsimile, on the date sent, or (iii) if mailed by domestic certified or registered mail with postage prepaid, on the third Business Day after the date postmarked.

Notices shall be given as follows:

Trustee:

Wells Fargo Bank, N.A.

Sixth and Marquette Avenue

Minneapolis, MN 55479

Attention: Steven R. Gubrud

Telephone: (612) 667-9090

Facsimile: (612) 667-2160

Grantor:

Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432-5604

Mail Stop: LC300

Attention: Chief Financial Officer

Telephone: (763) 514-4000

Facsimile: (763) 572-5474

Beneficiaries’ Representative:

Terrance L. Carlson (or his/her successor as the General Counsel of Grantor)

c/o Medtronic, Inc.

710 Medtronic Parkway

Minneapolis, MN 55432-4000

World Headquarters LC400

Telephone: (763) 514-4000

Facsimile: (763) 572-5459

6.            Capitalized Terms.   All capitalized terms used in this Amendment and not defined herein shall have the same meaning as used in the Agreement.

7.            The Agreement.   Except as expressly amended by this Amendment, the Agreement shall continue in full force and effect in accordance with its terms.

8.            Governing Law; Other Provisions.   This Amendment shall be governed by and its provisions construed and enforced in accordance with the laws of the State of Minnesota. Unless otherwise provided in this Amendment, the provisions of Article VIII of the Agreement shall apply to this Amendment, mutatis mutandi.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION

(“Trustee”)

By:	/s/ Steven Gubrud
Name: Steven Gubrud Title: Vice President

MEDTRONIC, INC.

(“Grantor”)

By:	/s/ Gary L. Ellis
Name: Gary L. Ellis Title: Chief Financial Officer

/s/ Terrance L. Carlson
Terrance L. Carlson, as the Beneficiaries’ Representative